EXHIBIT 21.1

                LIST OF SUBSIDIARIES OF JOURNAL REGISTER COMPANY

The following is a list of the corporations that are subsidiaries of Journal Register Company, a Delaware corporation. If indented, the corporation listed is a wholly-owned subsidiary of the corporation under which it is listed. The names of all subsidiaries more than two levels removed from Journal Register Company have been omitted and are included in the number of owned subsidiaries of their most immediate direct or indirect parent company listed below.

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                                                  State of                      Number of Owned
Name of Corporation                             Incorporation            Subsidiaries (Direct and Indirect)
-------------------                             -------------            ----------------------------------
Journal News, Inc.                                Delaware                              4

     Journal Register East, Inc.                  Delaware                             40

     Chanry Media, Inc.                           Delaware                              8

     Register Company, Inc.                       Delaware                              -

     JRC.com, LLC                                 Delaware                              -

INS Holdings, Inc.                                Delaware                              2




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